As filed with the Securities and Exchange Commission on July 2, 2013

Registration No. 333-

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM S-8

REGISTRATION STATEMENT

UNDER THE SECURITIES ACT OF 1933

PROUROCARE MEDICAL INC.

(Exact name of registrant as specified in its charter)

Nevada	20-1212923
(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification No.)

6440 Flying Cloud Dr., STE 101

Eden Prairie, MN 55344

(Address, including zip code, of registrant’s principal executive offices)

2012 stock plan

 (Full title of the plan)

Alan Shuler Chief Financial Officer ProUroCare Inc. 6400 Flying Cloud Dr., STE 101 Eden Prairie, MN 55344 (952) 476-9093 (Name, address and telephone number, including area code, of agent for service)	Copies to: Timothy S. Hearn Dorsey & Whitney LLP 50 South 6th Street, Suite 1500 Minneapolis, MN 55402-1498 (612) 340-2600

Indicate by check mark, whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company. See the definitions of “large accelerated filer,” “accelerated filer,” and “smaller reporting company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer ☐	Accelerated Filer ☐
Non-accelerated filer ☐ (Do not check if a smaller reporting company)	Smaller Reporting Company ☑

CALCULATION OF REGISTRATION FEE

Title of securities to be registered	Amount to be registered(1)	Proposed maximum offering price per share	Proposed maximum aggregate offering price	Amount of registration fee

Common Stock ($0.00001 par value per share)	500,000	$.30(2)	$150,000(2)	$20.46

(1)	This Registration Statement also covers such indeterminate number of additional shares of common stock as may be issuable from time to time under the Plan by reason of stock splits, stock dividends or other similar transactions as contemplated by Rule 416 under the Securities Act of 1933, as amended.
(2)	Estimated solely for the purpose of determining the registration fee pursuant to Rule 457(h)(1) and (c) under the Securities Act, based on the average of the closing bid and asked prices of ProUroCare Medical Inc.’s common stock as reported on the OTCQB on July 1, 2012.

PART II

INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

Item 3. Incorporation of Documents by Reference.

The following documents and information, which ProUroCare Medical Inc. (the “Company”) has filed with the Securities and Exchange Commission (“SEC”), are hereby incorporated by reference into this Registration Statement on Form S-8:

1.	The Company’s Annual Report on Form 10-K for the year ended December 31, 2012 filed with the Commission on April 16, 2013;

2.	The Company’s Quarterly Report on Form 10-Q for the quarter ended March 31, 2013 filed with the Commission on May 14, 2013;

3.	The Company’s Current Reports on Form 8-K filed with the SEC on January 28, 2013, March 28, 2013, April 19, 2013, May 1, 2013, and May 22, 2013, and

4.	The description of the Company’s common stock contained in its any registration statement filed by the Company under the Securities Exchange Act of 1934, as amended (the “Exchange Act”), including any amendment or report filed by the Company for the purpose of updating such description.

All documents filed by the Company pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Exchange Act, (excluding any portions thereof furnished under Items 2.02 or 7.01 of Form 8-K) subsequent to the date hereof and prior to the filing of a post-effective amendment which indicates that all securities offered hereby have been sold or which deregisters all securities remaining unsold shall be deemed to be incorporated by reference herein and to be a part hereof from the respective dates of filing of such documents.

Item 4. Description of Securities.

Not applicable.

Item 5. Interests of Named Experts and Counsel

Not applicable.

Item 6. Indemnification of Officers and Directors

Pursuant to Article Six of the Company’s Amended and Restated Articles of Incorporation, (i) the personal liability of a director of the Company to the Company or its stockholders for monetary damages for breach of fiduciary duty as a director shall be eliminated to the fullest extent permitted by law, as the same exists or may hereafter be amended, and (ii) the Company shall indemnify (and advance expenses to) its directors and officers to the fullest extent permitted by law.

Sections 78.7502 and 78.751 of the Nevada Revised Statutes (“NRS”) permit, but do not require, a corporation to indemnify its directors, officers, employees or agents and expressly provides that the indemnification provided for under the NRS shall not be deemed exclusive of any indemnification right under the articles of incorporation, any bylaw, vote of stockholders or disinterested directors, or otherwise. The NRS permits indemnification against expenses, including attorneys’ fees, judgments, fines, and amount paid in settlement actually and reasonably incurred in connection with legal actions brought or threatened against such persons for their conduct on behalf of the corporation, provided that each person acted in good faith and in a manner that he reasonably believed was in or not opposed to the corporation’s best interests and, in the case of a criminal proceeding, had no reasonable cause to believe his or her conduct was unlawful. To the extent such director, officer, employee or agent is successful in defense of the action, the NRS provides that the corporation shall indemnify him against expenses, including attorneys’ fees, actually and reasonably incurred by him in connection with the defense. The NRS does not allow indemnification of directors in the case of an action by or in the right of the corporation (including stockholder derivative suits) unless the directors successfully defend the actions or indemnification is ordered by the court.

Item 7. Exemption from Registration Claimed.

Not applicable.

Item 8. Exhibits.

4.1	Amended and Restated Articles of Incorporation of ProUroCare Medical Inc. (incorporated by reference to Exhibit 3.1 to Current Report on Form 8-K filed August 17, 2009).
4.2	Amended and Restated Bylaws of ProUroCare Medical Inc. (incorporated by reference to Exhibit 3.2 to Annual Report on Form 10-KSB filed March 31, 2005).
4.3	ProUroCare Medical Inc. 2012 Stock Plan (incorporated by reference to Exhibit 10.1 to Current Report on Form 8-K filed August 28, 2012).
5.1*	Opinion of Dorsey & Whitney LLP.
23.1*	Consent of Baker Tilly Virchow Krause, LLP, Independent Registered Public Accounting Firm.
23.2	Consent of Dorsey & Whitney LLP (included in Exhibit 5.1 to this Registration Statement).
24.1	Power of Attorney (included on signature page to this Registration Statement).

*Filed herewith

Item 9. Undertakings.

(a) The undersigned registrant hereby undertakes:

(1) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

(i) To include any prospectus required by Section 10(a)(3) of the Securities Act;

(ii) To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the SEC pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20 percent change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement; and

(iii) To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement;

provided, however, that paragraphs (a)(1)(i) and (a)(1)(ii) above do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in reports filed with or furnished to the SEC by the registrant pursuant to section 13 or section 15(d) of the Exchange Act that are incorporated by reference in the registration statement.

(2) That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(b) The undersigned registrant hereby undertakes that, for purposes of determining any liability under the Securities Act, each filing of the registrant’s annual report pursuant to Section 13(a) or Section 15(d) of the Exchange Act and each filing of an employee benefit plan’s annual report pursuant to Section 15(d) of the Exchange Act that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(c) Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the SEC such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized in the City of Eden Prairie, State of Minnesota, on the 2nd day of July, 2013.

PROUROCARE MEDICAL INC.

By:	/s/ Stanton D. Myrum
Stanton D. Myrum
Chief Executive Officer

KNOW ALL PERSONS BY THESE PRESENTS, that each person whose signature appears below hereby constitutes and appoints Stan Myrum and Alan Shuler, and each of them, his true and lawful attorneys-in-fact and agents, each acting alone, with the powers of substitution and revocation, for him and in his name, place and stead, in any and all capacities, to sign a Registration Statement on Form S-8, and any and all amendments (including post-effective amendments) thereto, relating to the issuance of shares of common stock of ProUroCare Medical Inc. pursuant to the ProUroCare Medical Inc. 2012 Stock Plan and to file the same, with all exhibits thereto and other documents in connection therewith, with the Securities and Exchange Commission, granting unto such attorneys-in-fact and agents, and each of them, full power and authority to do and perform each and every act and thing requisite or necessary to be done in and about the premises, as fully to all intents and purposes as he might or could do in person, hereby ratifying and confirming that all such attorneys-in-fact and agents or any of them, or their substitute or substitutes, may lawfully do or cause to be done by virtue hereof.

Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed by the following persons in the capacities and on the date indicated.

Signature	Title	Date
/s/ Stanton D. Myrum	Chief Executive Officer and Director	July 2, 2013
Stanton D. Myrum	(principal executive officer)
/s/ Alan G. Shuler	Chief Financial Officer	July 2, 2013
Alan G. Shuler	(principal financial and accounting officer)
/s/ James L. Davis	Chairman and Director	July 2, 2013
James L. Davis
/s/ Robert J. Rudelius	Director	June 30, 2013
Robert J. Rudelius
/s/ Scott E. Smith	Director	June 30, 2013
Scott E. Smith

EXHIBIT INDEX

Exhibit No.	Description
4.1	Amended and Restated Articles of Incorporation of ProUroCare Medical Inc. (incorporated by reference to Exhibit 3.1 to Current Report on Form 8-K filed August 17, 2009).
4.2	Amended and Restated Bylaws of ProUroCare Medical Inc. (incorporated by reference to Exhibit 3.2 to Annual Report on Form 10-KSB filed March 31, 2005).
4.3	ProUroCare Medical Inc. 2012 Stock Plan (incorporated by reference to Exhibit 10.1 to Current Report on Form 8-K filed August 28, 2012).
5.1*	Opinion of Dorsey & Whitney LLP.
23.1*	Consent of Baker Tilly Virchow Krause, LLP, Independent Registered Public Accounting Firm.
23.2	Consent of Dorsey & Whitney LLP (included in Exhibit 5.1 to this Registration Statement).
24.1	Power of Attorney (included on signature page to this Registration Statement).

*Filed herewith